Exhibit 10.1

FORM OF AMENDMENT NO. 1 SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of April 27, 2020 (the “First Amendment Effective Date”), by and among BioPharmX Corporation, a Delaware corporation (“BioPharmX”), Timber Pharmaceuticals LLC, a Delaware limited liability company (“Timber”)  and each investor signatory hereto (each, an “Investor”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in that certain Securities Purchase Agreement, made and entered into as of March 27, 2020  by and among BioPharmX, Timber, the Investor and other investors (“Other Investors”) listed on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”).

RECITALS

A.            Section 10(e) of the Securities Purchase Agreement provides that the Securities Purchase Agreement may not be amended except by the approval of BioPharmX, Timber and the Required Holders (as defined in the Securities Purchase Agreement).

B.            The parties hereto have determined that this Amendment is advisable and in the best interests of their respective entities to enable the condition to the Merger that the BioPharmX remain listed on the NYSE American Exchange (“NYSE”) to be satisfied, and this Amendment shall be read in a manner consistent with NYSE regulations so as to effectuate such purpose.

C.            The parties hereto wish to amend the Securities Purchase Agreement as set forth in this Amendment, which shall be effective (such time, the “Effective Time”) upon receipt by BioPharmX and Timber of (i) this Amendment duly executed and delivered by BioPharmX, Timber and the Investor and (ii) other amendments to the Securities Purchase Agreement substantially identical in form and substance to this Amendment duly executed and delivered by BioPharmX, Timber and certain Other Investors, which together with the Investor represent the Required Holders (as defined in the Securities Purchase Agreement)

AGREEMENT

The parties to this Amendment, intending to be legally bound, hereby agree as follows:

1.              Amendments to Section 1.

Section 1(a) of the Securities Purchase Agreement is hereby amended and replaced in its entirety with the following paragraph:

“              (a) Purchase of Initial Common Units.  Subject to the satisfaction (or waiver) of the conditions set forth in Section 7 and 8 below, (x) Timber shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from Timber on the Closing Date (as defined below), the number of Initial Common Units as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, (y) Timber shall issue to each Buyer for no additional consideration, on the Closing Date (as defined below), a number of Timber Common Units equal to the lesser of (1) the number of Timber Common Units equal to the Buyers’ Allocation Number issuable as Additional Common Units and (2) such number of Timber Common Units that such Buyer indicates in writing to Timber on or prior to the Closing Date that it can receive without, after giving effect to the Merger, exceeding the Maximum Percentage (as defined in Section

1(c)(iv) below) and (z) Timber shall issue in escrow in the name of the Escrow Agent a number of shares of Timber Common Units equal to the difference between (1) such Buyers’ Allocation Number issuable as Additional Common Units and (2) the number of Timber Common Units issued to such Buyer in accordance with clause (y) above, in accordance with the terms hereof and the Securities Escrow Agreement (the “Closing”).

Section 1(c)(i) of the Securities Purchase Agreement is hereby amended by inserting the following immediately after the first paragraph:

“For purposes of this Agreement, the “Final Per Share Price” shall be equal to the greater of (a) the Reset Floor Price (as defined in the Warrants) and (b) eighty-five percent (85%) of the sum of the three (3) lowest Weighted Average Prices (as defined in the Warrants) of the BioPharmX Common Stock during the period beginning on the first (1st) Trading Day (as defined in the Warrants) immediately following the Closing Date and ending on the Warrant Closing Date, inclusive (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events during such period), divided by three (3).”

Section 1(c)(ii) of the Securities Purchase Agreement is amended and replaced in its entirety with the following paragraph:

“(ii) Obligation to Deliver Additional Common Units.  Promptly, but in any event by no later than (x) the Trading Day immediately following the Closing Date and/or (y) if Section 1(c)(iv) prevents the delivery on the Trading Day immediately following the Closing Date of all or any portion of the Exchange Shares (as defined in Section 5(d)) issued into escrow pursuant to the Securities Escrow Agreement in exchange of Additional Common Units to a Buyer, the second (2nd) Trading Day immediately after the delivery to BioPharmX of a notice by such Buyer in the form attached hereto as Exhibit D setting forth such Buyer’s election to receive all or any portion of the Exchange Shares issued in exchange of the Additional Common Units and the delivery of which is no longer prevented by Section 1(c)(iv) (a “Capacity Notice”) (the Trading Day immediately following the Closing Date and each second (2nd) Trading Day immediately following the delivery to BioPharmX of a Capacity Notice, an “Additional Exchange Shares Delivery Date”), subject to Section 1(c)(iv), BioPharmX shall, in each case, without any additional consideration, cause the Escrow Agent to transfer from the escrow account governed by the Securities Escrow Agreement and deliver by crediting to such Buyer’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit / Withdrawal At Custodian system, the Additional Common Units (once exchanged for the Exchange Shares as set forth herein) (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the date hereof and including any securities, cash, rights or other property distributed with respect to such Additional Common Units or in exchange for such Additional Common Units), which such Exchange Shares issued in exchange of Additional Common Units shall be equal to the number of Exchange Shares issued in exchange for the Additional Common Units deposited in such Buyer’s escrow account (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the date hereof). The Securities Escrow Agreement shall provide that Timber, prior to the Merger, or BioPharmX, after the Merger, or its designee, has the power to vote each Exchange Share, not the Buyer, for so long as such Exchange Share is held in escrow. The Securities Escrow Agreement shall be in a form reasonably satisfactory to all parties hereto.”

Section 1 of the Securities Purchase Agreement is further amended to add the following paragraphs as Section 1(g):

“(g) Amendment Relating to Series B Warrants; Acceleration of Exercises. Notwithstanding anything set forth in this Agreement, if immediately prior to the Effective Time on the Closing Date, following (i) the issuance of the Additional Common Units to the Buyer and the Escrow Agent at Closing under Section 1(c)(ii) above and to all Buyers and the Escrow Agent under comparable provisions, and (ii) the issuance of a number of shares of BioPharmX Common Stock equal to the Limit Number pursuant to Amendment No. 2 to the Merger Agreement, dated as of the date hereof, by and among BioPharmX, Timber and certain other parties (the “Merger Amendment”), the product of the New Outstanding Number times the NYSE Closing Price (the “Market Value”) would still be less than $50 million, then each applicable Buyer agrees to purchase, and BioPharmX agrees to sell, for immediate delivery by BioPharmX to the Escrow Agent immediately following the Effective Time on the Closing Date, at a price of $0.001 per share, a number of shares of restricted BioPharmX Common Stock (the “Restricted Stock”) with a value (based on the NYSE Closing Price) equal to the applicable Buyer’s percentage that is calculated by dividing (x) the aggregate Purchase Price to be paid by such Buyer under the Schedule of Buyers annexed to the Securities Purchase Agreement by (y) $25 million (the “Buyer Percentage”) of $50 million less the Buyer Percentage of the Market Value, such that, following the purchases by all Buyers, the Market Value of the New Outstanding Number plus the value of the shares of Restricted Stock issued pursuant to this Section 1(g) contemporaneously with the Effective Time shall be equal to $50 million; provided, that if the number of shares of Restricted Stock would otherwise exceed the Buyer Percentage of 67,000,000 pre-reverse split shares, the number of shares of Restricted Stock purchased pursuant to this Section 1(g) shall equal the Buyer Percentage of 67,000,000 pre-reverse split shares.

Furthermore, any purchase pursuant to this Section 1(g) shall be deemed among the parties an acceleration of the exercise of such purchaser’s Series B Warrant, such that the Initial Maximum Eligibility Number and Maximum Eligibility Number (as such terms are defined in such purchaser’s Series B Warrant) shall be reduced, but not below zero, by the number of shares of Restricted Stock issued to such purchaser pursuant to this Section 1(g), and the Series B Warrant issued to such purchaser on the Warrant Closing Date shall reflect such lesser number of shares of BioPharmX Common Stock.  Any shares of BioPharmX Common Stock issued hereunder shall be Restricted Stock, and bear a legend reflecting such securities laws restrictions, consistent with the terms of the Series B Warrants.  In addition, the legend removal provisions, including any liquidated damages provisions relating to failure to timely issue securities without restrictive legends and/or to remove restrictive legends, shall apply to the Restricted Stock as if the Restricted Stock were issued pursuant to the Series B Warrants.  Notwithstanding anything to the contrary contained in the Registration Rights Agreement, the Restricted Stock shall be deemed to be Registrable Securities under the terms of the Registration Rights Agreement and shall be registered for resale along with the shares of Common Stock underlying the Series A Warrants and the Series B Warrants.

Promptly but in any event by no later than (x) the Trading Day immediately following the Closing Date and/or (y) if Section 1(c)(iv) prevents the delivery on the Trading Day immediately following the Closing Date of all or any portion of the shares of Restricted Stock, the second (2nd) Trading Day immediately after the delivery to BioPharmX of a notice by such Buyer in the form attached hereto as Exhibit D setting forth such Buyer’s election to receive all or any portion of the Restricted Stock such Buyer is entitled to pursuant to this Section 1(g) and the delivery of which is no longer prevented by Section 1(c)(iv) (a “Restricted Stock Capacity Notice”) (the Trading Day immediately following the Closing Date and each second (2nd) Trading Day immediately following the delivery to BioPharmX of a Restricted Capacity Notice, an “Additional Restricted Stock Delivery Date”), subject to Section 1(c)(iv), BioPharmX shall, in each case, without any additional consideration, cause the Escrow Agent to transfer from the escrow account governed by the Restricted Stock Escrow Agreement (as defined below) and deliver a certificate bearing a restricted stock legend representing such shares of Restricted Stock.

Any shares of Restricted Stock issued pursuant to this Section 1(g) shall be placed into escrow with the Escrow Agent pursuant to a separate escrow agreement (the “Restricted Stock Escrow Agreement”). The Restricted Stock Escrow Agreement shall provide that Timber, prior to the Merger, or BioPharmX, after the Merger, or its designee, has the power to vote each share of Restricted Stock, not the Buyer, for as long as such share of Restricted Stock is held in escrow. The Restricted Stock Escrow Agreement shall be in a form reasonably satisfactory to all parties hereto.

For purposes of this Section 1(g) only, capitalized terms not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Merger Amendment.”

2.              Effectiveness.  The provisions of this Amendment shall be effective, and shall only be effective, upon the Effective Time.

3.              No Group.  BioPharmX hereby acknowledges and agrees with the Investor that it is not aware of any relationship between the Investor and any Other Investors, other than the relationship between the Investor and funds managed by the investment manager of the Investors.  Timber hereby acknowledges and agrees with the Investor that it is not aware of any relationship between the Investor and any Other Investors, other than the relationship between the Investor and funds managed by the investment manager of the Investors.

4.              Continuing Effectiveness; Entire Agreement. Except as expressly modified by this Amendment from and after the Effective Time, the Securities Purchase Agreement shall remain in full force and effect in accordance with its terms, with each of BioPharmX, Timber and the Investor ratifying, adopting and affirming the Securities Purchase Agreement and otherwise intending to be bound thereby. From and after the Effective Time, this Amendment shall be deemed an amendment to the Securities Purchase Agreement. Upon the effectiveness of this Amendment, all references in the Securities Purchase Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Securities Purchase Agreement, as modified by this Amendment and the Other Amendments.

5.              Miscellaneous. Section 10 of the Securities Purchase Agreement is hereby incorporated into this Amendment mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

BIOPHARMX CORPORATION

By:
Name:	Steven M. Bosacki
Title:	Chief Executive Officer

TIMBER PHARMACEUTICALS LLC

By:
Name:	John Koconis
Title:	Chief Executive Officer

Investor

By:
Name:
Title: